Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-264089) pertaining to the Stock Option Plan of Vision Marine Technologies Inc. (the “Company”) of our report dated November 23, 2022 with respect to the consolidated statements of financial position of the Company at August 31, 2022 and 2021 and the consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the two year period ended August 31, 2022 included in this Annual Report on Form 20-F.

/s/ Ernst & Young LLP

Montreal, Canada

November 29, 2022